Exhibit 99.1
Silvergate Announces Addition of Alaric Eby as Chief Product Development Officer
LA JOLLA, Calif. – July 26, 2022 – Silvergate Capital Corporation (the “Company” or “Silvergate”) (NYSE:SI), the leading provider of innovative financial infrastructure solutions to the digital currency industry, today announced that Alaric Eby has joined its team as Chief Product Development Officer. In this role, Alaric will be a key driver in executing Silvergate’s growth strategy by leading the Company’s product function and expanding our solutions to support the digital asset industry.
Before joining Silvergate, Alaric was Vice President of New Product Development at American Express for Amex Digital Labs, where he identified business opportunities and launched new products across several industries. He also served as the blockchain and crypto specialist and co-authored patents related to blockchain, security and payments.
Prior to his role in new product development at American Express, Alaric launched Amex Express Checkout, leading the creation, development and delivery of the new payments system. Alaric also led product launches at TravelClick Inc., which was acquired by Amadeus Hospitality, and at Citigroup.
“At Silvergate, we are committed to listening to our customers and leveraging their feedback and insights to build new financial solutions for the digital asset industry,” said Alan Lane, Chief Executive Officer of Silvergate. “Alaric’s experience leading product teams and developing new products will be instrumental as we build the next generation of solutions that aim to solve problems for our customers.”
“We’re excited to have Alaric join us at Silvergate,” said Ben Reynolds, Chief Strategy Officer of Silvergate. “His understanding of blockchain technologies and payments will help us strengthen our platform, further solidifying our position as a leader in financial infrastructure for the rapidly growing digital asset industry.”

About Silvergate
Silvergate Capital Corporation (NYSE: SI) is the leading provider of innovative financial infrastructure solutions and services for the growing digital currency industry. The Company’s real-time payments platform, known as the Silvergate Exchange Network, is at the heart of its customer-centric suite of payments, lending and funding solutions serving an expanding class of digital currency companies and investors around the world. Silvergate is enabling the rapid growth of digital currency markets and reshaping global commerce for a digital currency future.
Investor Relations:
Hunter Stenback/Ashna Vasa
(858) 200-3782
investors@silvergate.com
Media:
Natalie Short
press@silvergate.com
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